Exhibit 99.1

Media Inquiries:		Investor Inquiries:
William J. Rudolph Jr.		Michael A. Hajost
+1 610-208-3892		+1 610-208-3476
wrudolph@cartech.com		mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Reported earnings per share of $0.45 ($0.48 excluding a discrete tax charge)
Net sales of $548.4 million
Adjusted EBITDA of $86.6 million

WYOMISSING, Pa. – January 28, 2015 – Carpenter Technology Corporation (NYSE: CRS) today announced financial results for the quarter ended December 31, 2014. Carpenter reported net income of $24.1 million or $0.45 per diluted share. Excluding a discrete tax charge of $1.6 million ($0.03 per diluted share) related to the enactment of the Tax Increase Prevention Act of 2014, earnings per diluted share would have been $0.48 in the quarter. This compares to $29.5 million or $0.55 per diluted share in the same quarter last year.

Financial Highlights

($ in millions)	Q2	Q2	Q1
	FY2015	FY2014	FY2015
Net Sales	$548.4	$503.5	$549.8
Net Sales Excluding Surcharge (a)	$445.7	$414.6	$440.1
Operating Income	$45.0	$47.5	$22.1
Net Income	$24.1	$29.5	$13.5
Free Cash Flow (a)	$(65.5)	$(99.9)	$(53.5)
Adjusted EBITDA (a)	$86.6	$87.3	$63.9

(a) non-GAAP financial measure explained in the attached tables

Comment

Gregory A. Pratt, Carpenter’s chairman, president and chief executive officer, stated: “Carpenter’s Specialty Alloys Operations (SAO) drove strong year-over-year sales growth in the second fiscal quarter of 2015, and it realized the richer product mix that was evident in the backlog as we exited the first quarter. Operating margins remained below prior year levels due to higher near-term integrated mill operating costs, the Reading press outage and higher depreciation of the Athens facility. Performance Engineered Products (PEP) drove substantial year-over-year financial gains; PEP achieved this through operational improvements and strong end-use market product demand.

“Looking forward, our current backlog provides us with visibility to a stronger mix as we enter the third fiscal quarter. We continue to expect that SAO volumes will grow sequentially, with overall end-use market demand growth and expanded customer approvals for Athens production. To realize higher profitability on this growth, Carpenter remains focused on driving down operating costs. That said, uncertainty remains over the full impact of lower oil prices. We are already experiencing cancellations and deferrals for oil and gas materials as drilling and completion activity slows. With the majority of our capital plan already spent in the first half of the fiscal year, as well as a continued commitment to reduce inventory from current levels, we expect to drive positive free cash flow in the second half of fiscal year 2015.”

Net Sales and Operating Income

Net sales for the second quarter of fiscal year 2015 were $548.4 million, and net sales excluding surcharge were $445.7 million, an increase of $31.1 million (or 8 percent) from the same quarter last year, on flat shipments.

Operating income was $45.0 million, a decrease of $2.5 million from the second quarter of the prior year. Operating income–excluding pension earnings, interest and deferrals (EID)—was $47.4 million, a decrease of $3.9 million (or 8 percent) from the second quarter of the prior year. This reduction in operating income versus the prior year is primarily due to the Reading press outage in November, higher SAO operating costs, and the additional depreciation expense of the Athens facility, which were all partially offset by lower variable compensation expense and a stronger mix of products.

Cash Flow

Cash flow from operations was $12.5 million, which included a $54.2 million increase in working capital and $1.2 million of pension contributions. This compares to a cash flow from operations of $23.6 million in the prior year’s second quarter, which included a $25.0 million increase in working capital and $1.5 million of pension contributions. Free cash flow in the second quarter of fiscal year 2015 was negative $65.5 million, compared to negative $99.9 million in the same quarter last year. Capital spending in the second quarter, which included $34.6 million related to the construction of the Athens facility, was $68.4 million, compared to $114.2 million in the prior year’s second quarter, which included $94.7 million related to Athens.

Total liquidity, including cash and available revolver balance, was $484 million at the end of the second quarter. This consisted of $29 million of cash, and $455 million of available revolver.

End-Use Markets

	Q2 FY15 Sales* Ex. Surcharge (in Millions)	Q2 FY15 vs. Q2 FY14	Q2 FY15 vs. Q1 FY15
Aerospace and Defense	$189.2	+6%	+5%
Energy	$70.3	+8%	+4%
Medical	$25.7	+15%	-4%
Transportation	$31.3	+10%	+2%
Industrial and Consumer	$96.5	+9%	-2%

* Excludes sales through Carpenter’s distribution businesses

Aerospace and Defense

•              Sales for aerospace engine materials were up 5 percent, and sales for fastener materials (titanium and nickel) were up 20 percent year-over-year.

•              Demand is returning with a stronger mix for aerospace distribution products.

•              Defense related activity is improving, but remains below prior year levels.

Energy

•              Sales increased year-over-year for both drilling and completions products.

•              Amega West posted sales growth in both manufacturing and rentals versus the prior year.

•              Depressed oil prices will impact the oil and gas business going forward.

Medical

•                Sales increased year-over-year for both SAO and PEP products on the strength of increased orthopedic and surgical instrument demand.

•                Original equipment manufacturers have resumed more normalized buying patterns.

•                The pricing environment in this market remains extremely competitive.

Transportation

•              Higher year-over-year sales were driven by a strong demand for engine component materials; product mix continues to improve.

•              2014 U.S. light vehicle sales increased 6% year-over-year.

•              Low fuel prices are driving increased sales of larger vehicles and engines.

Industrial and Consumer

•              Year-over-year sales growth was driven by high-value consumer electronics and industrial goods applications.

•              Sales declined sequentially due to lower volumes of both infrastructure and general distribution products.

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, January 28, at 9:30 a.m. ET, to discuss the financial results and operations for the fiscal second quarter of 2015. Please call 610-208-2097 for details. Access to both the call and webcast presentation will also be available at Carpenter’s website (http://www.cartech.com) and through CCBN (http://www.ccbn.com), and a replay of the call will soon be made available at http://www.cartech.com or at http://www.ccbn.com. Presentation materials used during this conference call will be available for viewing and download at 8:00 a.m. ET today, at http://www.cartech.com.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2014, Form 10-Q for the quarter ended September 30, 2014 and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cash generation, growth, profitability, cost savings, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading, Latrobe and Athens for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; and (16) share repurchases are at Carpenter’s discretion and could be affected by changes in Carpenter’s share price, operating results, capital spending, cash flows, inventory, acquisitions, investments, tax laws and general market conditions. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2014	2013	2014	2013

NET SALES	$548.4	$503.5	$1,098.2	$1,002.1
Cost of sales	463.4	408.1	944.1	803.3
Gross profit	85.0	95.4	154.1	198.8

Selling, general and administrative expenses	40.0	47.9	86.9	95.5
Operating income	45.0	47.5	67.2	103.3

Interest expense	(6.8)	(3.7)	(13.8)	(8.2)
Other income, net	-	0.6	4.8	0.8

Income before income taxes	38.2	44.4	58.2	95.9
Income tax expense	14.1	14.9	20.6	31.8

NET INCOME	$24.1	$29.5	$37.6	$64.1

EARNINGS PER SHARE:
Basic	$0.45	$0.55	$0.70	$1.20
Diluted	$0.45	$0.55	$0.70	$1.19

WEIGHTED AVERAGE SHARES
OUTSTANDING:
Basic	53.4	53.2	53.5	53.2
Diluted	53.6	53.6	53.7	53.5

Cash dividends per common share	$0.18	$0.18	$0.36	$0.36

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Six Months Ended
	December 31,

	2014	2013

OPERATING ACTIVITIES:
Net income	$37.6	$64.1
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	60.6	53.5
Deferred income taxes	69.5	(0.7)
Net pension expense	23.0	28.0
Stock-based compensation expense	2.2	5.9
Net loss on disposal of property and equipment	0.4	0.1
Changes in working capital and other:
Accounts receivable	22.7	78.8
Inventories	(62.2)	(59.3)
Other current assets	(61.4)	(9.6)
Accounts payable	(28.0)	(49.1)
Accrued liabilities	(25.0)	(35.2)
Pension plan contributions	(3.9)	(3.1)
Other postretirement plan contributions	(6.7)	(7.0)
Other, net	(1.3)	(3.3)
Net cash provided from operating activities	27.5	63.1

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(127.4)	(204.5)
Proceeds from disposals of property and equipment	0.1	0.3
Net cash used for investing activities	(127.3)	(204.2)

FINANCING ACTIVITIES:
Net change in short-term debt	37.0	-
Dividends paid	(19.3)	(19.2)
Purchases of treasury stock	(10.0)	-
Tax benefits on share-based compensation	0.6	1.9
Proceeds from stock options exercised	0.7	5.6
Net cash provided from (used for) financing activities	9.0	(11.7)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	1.5

DECREASE IN CASH AND CASH EQUIVALENTS	(91.2)	(151.3)
Cash and cash equivalents at beginning of period	120.0	257.5

Cash and cash equivalents at end of period	$28.8	$106.2

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	December 31,	June 30,
	2014	2014

ASSETS
Current assets:
Cash and cash equivalents	$28.8	$120.0
Accounts receivable, net	309.2	339.6
Inventories	757.1	699.2
Deferred income taxes	9.4	-
Other current assets	87.5	35.7
Total current assets	1,192.0	1,194.5

Property, plant and equipment, net	1,416.6	1,407.0
Goodwill	257.5	257.7
Other intangibles, net	75.7	80.6
Other assets	113.2	117.7
Total assets	$3,055.0	$3,057.5

LIABILITIES
Current liabilities:
Short-term debt	$37.0	$-
Accounts payable	191.3	278.1
Accrued liabilities	137.2	148.0
Deferred income taxes	-	4.5
Total current liabilities	365.5	430.6

Long-term debt, net of current portion	607.1	604.3
Accrued pension liabilities	209.4	203.4
Accrued postretirement benefits	161.3	163.2
Deferred income taxes	182.5	110.7
Other liabilities	53.2	41.0
Total liabilities	1,579.0	1,553.2

STOCKHOLDERS’ EQUITY
Common stock	276.0	275.8
Capital in excess of par value	260.3	263.5
Reinvested earnings	1,329.9	1,311.6
Common stock in treasury, at cost	(107.4)	(101.4)
Accumulated other comprehensive loss	(282.8)	(245.2)
Total stockholders’ equity	1,476.0	1,504.3
Total liabilities and stockholders’ equity	$3,055.0	$3,057.5

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Pounds sold* (000):
Specialty Alloys Operations	65,600	66,734	135,718	130,148
Performance Engineered Products	4,224	2,683	7,258	5,350
Intersegment	(2,112)	(2,039)	(3,518)	(3,228)

Consolidated pounds sold	67,712	67,378	139,458	132,270

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$332.4	$316.6	$656.4	$624.2
Surcharge	105.9	90.9	217.8	178.3

Specialty Alloys Operations net sales	438.3	407.5	874.2	802.5

Performance Engineered Products
Net sales excluding surcharge	133.4	113.3	263.0	230.8
Surcharge	0.3	0.4	0.7	1.4

Performance Engineered Products net sales	133.7	113.7	263.7	232.2

Intersegment
Net sales excluding surcharge	(20.1)	(15.3)	(33.6)	(28.3)
Surcharge	(3.5)	(2.4)	(6.1)	(4.3)
Intersegment net sales	(23.6)	(17.7)	(39.7)	(32.6)

Consolidated net sales	$548.4	$503.5	$1,098.2	$1,002.1

Operating income:
Specialty Alloys Operations	$43.4	$54.4	$68.0	$118.1
Performance Engineered Products	12.6	8.6	22.2	20.2
Corporate costs	(7.0)	(11.3)	(17.3)	(24.2)
Pension earnings, interest and deferrals	(2.4)	(3.8)	(4.7)	(9.8)
Intersegment	(1.6)	(0.4)	(1.0)	(1.0)

Consolidated operating income	$45.0	$47.5	$67.2	$103.3

The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading and Latrobe and surrounding areas in Pennsylvania, South Carolina and Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Powder Products business, the Amega West business, the Specialty Steel Supply business, the Latrobe Special Metals Distribution business and Aceros Fortuna based in Mexico. The businesses in the PEP segment are managed with an entrepreneurial structure to promote flexibility and agility to quickly respond to market dynamics.  It is our belief this model will ultimately drive overall revenue and profit growth.  The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earnings, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest and deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

(Unaudited)

OPERATING MARGIN EXCLUDING SURCHARGE AND	Three Months Ended		Six Months Ended
PENSION EARNINGS, INTEREST AND DEFERRALS	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$548.4	$503.5	$1,098.2	$1,002.1
Less: surcharge revenue	102.7	88.9	212.4	175.4
Consolidated net sales excluding surcharge	$445.7	$414.6	$885.8	$826.7

Operating income	$45.0	$47.5	$67.2	$103.3
Pension earnings, interest and deferrals	2.4	3.8	4.7	9.8
Operating income excluding pension earnings, interest and deferrals	$47.4	$51.3	$71.9	$113.1

Operating margin excluding surcharge and pension earnings, interest and deferrals	10.6%	12.4%	8.1%	13.7%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
ADJUSTED EARNINGS BEFORE INTEREST, TAXES,	2014	2013	2014	2013
DEPRECIATION AND AMORTIZATION (EBITDA)

Net income	$24.1	$29.5	$37.6	$64.1

Interest expense	6.8	3.7	13.8	8.2
Income tax expense	14.1	14.9	20.6	31.8
Depreciation and amortization	30.1	26.8	60.6	53.5
Other income, net	-	(0.6)	(4.8)	(0.8)
EBITDA	$75.1	$74.3	$127.8	$156.8
Net pension expense	11.5	13.0	23.0	28.0

Adjusted EBITDA	$86.6	$87.3	$150.8	$184.8

Management believes that earnings before interest, taxes, depreciation and amortization adjusted to exclude net pension expense is helpful in analyzing the operating performance of the Company.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
FREE CASH FLOW	2014	2013	2014	2013
Net cash provided from operating activities	$12.5	$23.6	$27.5	$63.1
Purchases of property, equipment and software	(68.4)	(114.2)	(127.4)	(204.5)
Proceeds from disposals of property and equipment	-	0.3	0.1	0.3
Dividends paid	(9.6)	(9.6)	(19.3)	(19.2)

Free cash flow	$(65.5)	$(99.9)	$(119.1)	$(160.3)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
NET SALES BY END-USE MARKET	2014	2013	2014	2013

End-Use Market Excluding Surcharge:
Aerospace and defense	$189.2	$177.7	$369.9	$360.6
Industrial and consumer	96.5	88.9	195.1	174.8
Energy	70.3	64.8	138.1	123.9
Transportation	31.3	28.4	62.0	53.9
Medical	25.7	22.4	52.4	47.3
Distribution	32.7	32.4	68.3	66.2

Consolidated net sales excluding surcharge	445.7	414.6	885.8	826.7

Surcharge revenue	102.7	88.9	212.4	175.4

Consolidated net sales	$548.4	$503.5	$1,098.2	$1,002.1

	Three Months Ended		Six Months Ended
	December 31,		December 31,
NET SALES BY MAJOR PRODUCT CLASS	2014	2013	2014	2013

Net Sales by Product Class Excluding Surcharge:
Special alloys	$168.0	$159.0	$331.2	$308.7
Stainless steel	138.1	127.4	273.6	252.7
Alloy and tool steel	41.8	43.4	87.0	92.5
Titanium products	41.2	33.8	79.8	70.7
Powder metals	16.5	11.8	30.8	22.2
Distribution and other	40.1	39.2	83.4	79.9

Consolidated net sales excluding surcharge	445.7	414.6	885.8	826.7

Surcharge revenue	102.7	88.9	212.4	175.4

Consolidated net sales	$548.4	$503.5	$1,098.2	$1,002.1